UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  06/17/2009

Rackspace Hosting, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-34143

Delaware	74-3016523
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

5000 Walzem Rd. San Antonio, Texas 78218
(Address of principal executive offices, including zip code)

(210) 312-4000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On June 17, 2009, we entered into the Fifth Amendment to the Amended and Restated Revolving Credit Agreement by and among the financial institutions from time to time signatory thereto, Comerica Bank, as Administrative Agent for the lenders and our wholly owned subsidiary, Rackspace US, Inc., (the “Fifth Amendment”). The Fifth Amendment amends our credit agreement to provide us with the ability to draw on our credit line in Pounds Sterling and Euros, rather than only allowing our draws to be made in US dollars. We have the ability to draw up to seventy five million dollars ($75,000,000) in alternate currencies. Drawing down our credit line in alternate currencies can help us in our efforts to protect against fluctuations in currencies in the countries in which we do business.

In addition, the Fifth Amendment provides for changes in regard to certain other items in the credit agreement, including but not limited to (i) the calculation to determine our “Minimum Fixed Charge Coverage Ratio”, (ii) our banking account maintenance, (iii) requirements for access to collateral located at our various real property locations. These changes were made in order to provide clarifications that reflected compliance expectations that already existed among the parties.

This description explains the material terms of the Fifth Amendment, although it does not purport to be complete and is qualified in its entirety by reference to the full text of the Fifth Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01.    Financial Statements and Exhibits

         (d) Exhibit(s) - 10.1  Fifth Amendment to Amended and Restated Revolving Credit Agreement, dated June 17, 2009, by and between Rackspace US, Inc. and Comerica Bank.

SIGNATURE(S)

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rackspace Hosting, Inc.

Date: June 23, 2009	By:	/s/ Bruce R. Knooihuizen
Bruce R. Knooihuizen
Chief Financial Officer, Senior Vice President, and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
EX-10.1
Fifth Amendment to Amended and Restated Revolving Credit Agreement, dated June 17, 2009, by and among the financial institutions that are signatories thereto, Comerica Bank, as Administrative Agent for the lenders and Rackspace US, Inc.